UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 25, 2023

Lucid Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39408	85-0891392
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7373 Gateway Boulevard Newark, CA		94560
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 648-3553

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	LCID	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01      Entry into a Material Definitive Agreement.

On June 25, 2023, Atieva, Inc., a wholly owned subsidiary of Lucid Group, Inc. (together with its subsidiaries, “Lucid”), entered into an agreement (the “Implementation Agreement”) with Aston Martin Lagonda Global Holdings plc (together with its subsidiaries, “Aston Martin”) under which Lucid and Aston Martin will establish a long-term strategic technology partnership in which Lucid will provide Aston Martin with powertrain and battery system technology for use in Aston Martin’s initial and certain future electric vehicles.

Under the terms of the Implementation Agreement, subject to the satisfaction of certain conditions, Lucid and Aston Martin have agreed to enter into integration and supply agreements under which Lucid will provide Aston Martin access to Lucid’s powertrain and battery system technologies, work with Aston Martin to integrate Lucid’s powertrain and battery components with Aston Martin’s BEV chassis, and supply powertrain and battery components to Aston Martin (collectively, the “Partnership”). Aston Martin will pay Lucid a technology access fee of $232 million, comprising $100 million in ordinary shares of Aston Martin (the “Consideration Shares”), based on a price per share equal to the 30-day volume-weighted average price of Aston Martin ordinary shares, and the USD/GBP exchange rate, as of June 23, 2023, and aggregate cash payments of $132 million phased over a period of three years, with the Consideration Shares and $33.0 million in cash payable to Lucid upon satisfaction of the conditions and commencement of the Partnership. Aston Martin will also commit to an effective minimum spend with Lucid on powertrain components of $225 million.

The conditions for the commencement of the Partnership include, among other things, obtaining Aston Martin shareholder approval at a meeting of Aston Martin shareholders, satisfaction of regulatory approvals, and other customary conditions. If the conditions are not satisfied or waived by December 31, 2023, or such later date as may be agreed by the parties in writing, either party may terminate the Implementation Agreement by written notice subject to certain customary limitations. Each party may also terminate the Implementation Agreement due to (among other things) material breach or insolvency, or upon a change of control of the other party if such change of control occurs prior to the execution of the integration agreement and the allotment of the Consideration Shares. Certain Aston Martin shareholders holding the requisite majority of the votes required to approve the Partnership have executed and delivered irrevocable undertakings to vote their shares in favor of the Partnership, subject to certain conditions.

The Implementation Agreement also contains certain other terms and conditions, including customary representations and warranties of the parties and covenants, including an exclusivity agreement under which Lucid has agreed to not provide commercial volumes of its powertrain and battery systems to certain Aston Martin competitors before the earlier of (a) three months after Aston Martin begins commercial production of a BEV using Lucid’s components or (b) April 1, 2026, and not enter into any other partnership with such competitors until December 1, 2023. In addition, Lucid has agreed not to sell or transfer the Consideration Shares for 365 days after their issuance, subject to certain customary exceptions.

The foregoing description does not constitute a complete summary of the terms of the Implementation Agreement and is qualified in its entirety by reference to the copy of the Implementation Agreement, which will be filed as an exhibit to Lucid's Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

Item 7.01      Regulation FD Disclosure.

On June 26, 2023, Lucid issued a press release relating to its entry into the Implementation Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release Dated June 26, 2023.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2023

Lucid Group, Inc.

	By:	/s/ Sherry House
Sherry House
Chief Financial Officer